Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Experts” in the Combined Proxy Statement/Prospectus and “Independent Registered Public Accounting Firm” in the Combined Statement of Additional Information, both included in this Registration Statement (Form N-14) of John Hancock Investment Trust.

We also consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses, and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, each dated May 3, 2024, each included in Post-Effective Amendment No. 323 to the Registration Statement (Form N-1A, File No. 033-20827) of The RBB Fund, Inc., filed with the Securities and Exchange Commission, and each incorporated by reference into the Combined Proxy Statement/Prospectus and Statement of Additional Information included in this Registration Statement.

We also consent to the incorporation by reference of our report dated October 30, 2023, with respect to the financial statements and financial highlights of Boston Partners Global Long/Short Fund (one of the funds constituting The RBB Fund, Inc.) included in the Annual Report to Shareholders (Form N-CSR) for the year ended August 31, 2023, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
June 28, 2024